EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT
WITH MARK LARAMIE DATED AUGUST 3, 2010

SPICY PICKLE FRANCHISING, INC.
EXECUTIVE EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement“) is made and entered into as of August 3, 2010 (the “Effective Date”), by and between Spicy Pickle Franchising, Inc., a Colorado corporation (the “Company“), and Mark Laramie, (the “Executive“).  The Company and the Executive are sometimes collectively referred to herein as the “Parties.”

RECITALS

A.   The Company desires to employ the Executive from the Effective Date until expiration of the term of this Agreement, and Executive is willing to be employed by Company during that period, on the terms and subject to the conditions set forth in this Agreement.

B.  The Company and Executive desire to define in written the terms of said employment.

Now therefore, in consideration of the mutual covenants and promises of the Parties, and other good and valuable consideration, the Company and Executive covenant and agree as follows:

1.    Duties

During the term of this Agreement, Executive will be employed by the Company to serve as Chief Executive Officer of the Company. The Executive will devote such amount of business time to the conduct of the business of the Company as may be reasonably required to effectively discharge Executive's duties under this Agreement and, subject to the supervision and direction of the Company's Board of Directors (the “Board”), will perform those duties and have such authority and powers as are customarily associated with the offices of a chief executive officer of a company engaged in a business that is similar to the business of the Company.  Such duties will be rendered at 90 Madison St., Suite 700, Denver, CO 80206, and at such other place or places as the Company in good faith may require, or as the interests, needs, business, and opportunities of the Company will require or make advisable.

2.    Term of Employment

2.1    Definitions

For purposes of this Agreement the following terms have the following meanings:

(a)    “Termination for Cause” means termination by Company of Executive's employment (i) by reason of Executive's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company; (ii) by reason of Executive's material breach of this Agreement; (iii) by reason of Executive's gross negligence or intentional misconduct with respect to the performance of Executive's duties under this Agreement; or (iv) by reason of conduct (including conviction of or plea of nolo contendere to a felony) by Executive which has a direct and material adverse effect on the Company or its reputation.

(b)    “Termination Other than For Cause” means termination by the Company of Executive's employment by the Company for reasons other than those which constitute Termination for Cause.

(c)    “Voluntary Termination” means termination by the Executive of the Executive's employment with the Company, excluding termination by reason of Executive's death as described in Section 2.5.

2.2    Basic Term

The term of employment (the “Term”) of Executive by the Company will commence on the Effective Date and will extend until and including the period ending on April 12, 2013 (the “Termination Date”). Company and Executive may only extend the term of this Agreement by mutual written agreement.  Any continued employment by Executive with the Company beyond the Termination Date without a signed written agreement between the Parties shall be deemed as employment on an at-will basis.

Employment Agreement

2.3    Termination for Cause

Termination for Cause may be effected by Company at any time during the term of this Agreement and may be effected by written notification to Executive.  Upon Termination for Cause, Executive is to be immediately paid all accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, if any, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Executive will not be paid any severance compensation.

2.4    Termination Other Than for Cause

Notwithstanding anything else in this Agreement, Company may effect a Termination Other Than for Cause at any time upon giving notice to Executive of such Termination Other Than for Cause. Upon any Termination Other Than for Cause, Executive will immediately be paid all accrued salary, all incentive compensation to the extent earned, severance compensation as provided in Section 4, vested deferred compensation (other than pension plan or profit sharing plan benefits, if any, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination.

2.5    Death

In the event of Executive's death during the Term of this Agreement, Executive's employment is to be deemed to have terminated as of the last day of the month during which Executive's death occurred, and (i) Company will pay to Executive's estate accrued salary, incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, if any, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination; and (ii) Company will pay to Executive’s estate all the Shares and Gross Up Shares, as defined below, (which Shares and Gross Up Shares shall vest immediately upon death).

2.6    Voluntary Termination

In the event of a Voluntary Termination, Company will immediately pay to Executive all accrued salary, all incentive compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits, if any, which will be paid in accordance with the applicable plan), and accrued vacation pay, all to the date of termination, but Executive will not be paid any severance compensation.

3.    Salary, Benefits and Other Compensation

3.1    Base Salary

As payment for the services to be rendered by Executive as provided in Section 1 and subject to the terms and conditions of Section 2, Company agrees to pay to Executive a “Base Salary,“ payable in accordance with the Company’s then current payment schedule. The Base Salary payable to Executive under this Section will be Two Hundred Twenty-Five Thousand and No/100’s Dollars (US$225,000.00) per annum, provided the Board and Executive, acting reasonably and in good faith and upon review of the financial status of the company six months from the Effective Date, may choose to defer Fifty Thousand and No/100’s Dollars ($50,000.00) of Executive’s Base Salary, without interest, for up to one year from the date of deferral (“Deferred Salary”).

3.2    Equity

3.2.1 Shares.  The Company shall grant and issue to Executive Three Million (3,000,000) shares of restricted common stock of the Company (the “Shares”) with said Shares being issued and vesting as of the Effective Date.

3.2.2 Options.  Executive will be granted options with a term of five years to purchase up to Three Million (3,000,000) shares of restricted common stock of the Company (the “Options”) as they vest at an exercise price equal to the greater of (i) the fair market value of the common stock at the end of day on the Effective Date; or (ii) at the price as required by applicable rules and regulations, as determined by the Board. The Options, subject to

Employment Agreement

approval of the shareholders of the Company’s 2009 Employee Stock Option Plan (the “Option Plan“), will be intended to qualify as incentive stock options under section 422 of the Internal Revenue Code to the maximum extent permitted under the applicable limitations. The Options will be subject to the terms and conditions of the Option Plan and, if required by the Board, a stock option agreement to be entered into between Executive and the Company in the standard form approved by the Company.  Executive’s Options shall vest accordingly: (i) 1,000,000 Options shall vest on April 12, 2011; and (ii) 2,000,000 Options shall vest on April 12, 2012.  Notwithstanding anything contained herein, should Executive’s employment with the Company terminate for any reason prior to the Options vesting, then those Options that have yet to vest at the time of termination shall not vest and shall immediately be terminated, canceled and returned to the Company.

3.2.3 Issuance to Family Trust.  All Shares shall be issued to the Mark and Kris Laramie Revocable Trust or otherwise in accordance with the written directions of the Executive.

3.2.4 Vesting Event. Provided Executive is still employed by the Company upon the occurrence of a dissolution or liquidation of the Company, a merger or consolidation in which the Company is not the surviving entity, or a sale of all or substantially all of the assets or capital stock of the Company, all of the Shares and Options shall vest immediately.

3.3    Benefit Plans

During the term of Executive's employment under this Agreement, the Executive is to be eligible to participate in all employee benefit plans to the extent maintained by the Company, including (without limitation) any life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any committee administering such plan or program. On termination of the Executive for any reason, the Executive will retain all of Executive's rights to benefits that have vested under such plan, but the Executive's rights to participate in those plans will cease on the Executive's termination unless the termination is a Termination Other Than for Cause, in which case see Section 4 below.

3.4    Withholding of Taxes

The Executive understands that the services to be rendered by Executive under this Agreement will cause the Executive to recognize taxable income, which is considered under the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder as compensation income subject to the withholding of income tax (and Social Security or other employment taxes). The Executive hereby consents to the withholding of such taxes as are required by the Company.

3.5    Vacation

During the term of this Agreement, Executive will be entitled to four weeks paid vacation time earned per year, but at no time shall Executive be permitted to accrue more than 4 weeks of unused vacation.

3.6    Expenses

During the term of this Agreement, the Company will reimburse Executive for Executive's reasonable out-of-pocket expenses incurred in connection with the Company's business, including travel expenses, food, and lodging while away from home, subject to such policies as the Company may from time to time reasonably establish for its employees.

4.   Severance Compensation

4.1 Termination Other Than for Cause; Payment in Lieu of Notice

In the event Executive's employment is terminated in a Termination Other Than for Cause, the Company will pay Executive as severance an amount equal to one year of Executive's Base Salary plus any amounts of Deferred Salary to be paid pro-rata over the course a year on the dates specified in Section 3.1 for payment of Executive's Base

Employment Agreement

Salary.  In addition, in the event termination is a Termination Other Than for Cause, if Executive actually elects continuation coverage to the extent permitted and pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for Executive and Executive’s dependents (to the extent Executive’s dependents were covered under Employer’s medical and dental plans on Employer’s separation from service date) within the time period required by COBRA, the Company shall provide, at no cost to Executive, coverage for Executive and Executive’s dependents under COBRA with respect to medical, dental and vision coverage provided by the Company to its employees until the earliest of (a) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, (b) 12 months following separation from service with the Company, or (c) the date Executive commences new employment offering health insurance coverage regardless of whether Executive enrolls in such coverage.

4.2 Other Termination

In the event of a Voluntary Termination, Termination for Cause or Death, Executive or Executive's estate will not be entitled to any severance pay.

5.    Confidentiality and Noncompetition

5.1    Confidentiality

Because of Executive's employment by the Company, Executive will have access to trade secrets and confidential information about the Company, its products, its customers, its franchisees, its methods of doing business and other confidential information (the “Confidential Information”). This Confidential Information includes, but is not limited to, marketing, solicitation and sales techniques for prospective franchisees and customers, including scripted materials; merchandise ordering and fulfillment procedures; recipes; the identities of suppliers and supplier contacts and their relationships with the Company; pricing, products, quality, shipping, customer service, and other information about the products and services of suppliers to the Company; techniques for recruiting, training, and motivating sales personnel, including scripted materials; computer programs and systems relating to the Company’s business, and other information relating to any Company Internet website; the Company’s Operating Manual, operating procedures, and all bulletins and policies of the Company; the concept and structure of the Company, including advertising, promotion, sales and marketing tools and materials and other lead-generation methods and techniques such as Internet marketing tools, and sales videos, and all data relating thereto and to results achieved using any such methods and techniques; the business plans, objectives, and projections of the Company; and other information concerning the Company’s operations, including, but not limited to, information concerning contractual and prospective business relationships, financial data and records, marketing procedures, vendor lists, information, and requirements, compilations of information, programming strategies and techniques, methods of doing business, design systems, business and marketing plans, and other documents and information that is used in the operation, technology, and business dealings of the Company.  During and after the termination of Executive's employment by the Company, Executive may not directly or indirectly disclose or use any such Confidential Information; provided, that Executive will not incur any liability for disclosure of information which (a) is required in the course of Executive's employment by the Company, (b) was permitted in writing by the Board, (c) is within the public domain or comes within the public domain without any breach of this Agreement or (d) was already known to Executive prior to employment with the Company.

5.2    Noncompetition

Per the exception provided in Colo. Revised Statute § 8-2-113(2)(d), which exception the parties hereby acknowledge and stipulate is applicable here, and in consideration of Executive's access to the Confidential Information, Executive agrees that during the term of Executive’s employment and for a period of one year after termination of Executive's employment, Executive will not, directly or indirectly, compete with the business of the Company, as the business of the Company may then be constituted, within 15 miles of any restaurant location owned, operated or franchised by the Company. Executive understands and agrees that direct competition means development, production, promotion, or sale of products or services competitive with those of the Company. Indirect competition means employment by any competitor or third party providing products competing with the Company's products, for whom Executive will perform the same or similar function as he performs for the Company. Notwithstanding the foregoing, the scope of Executive’s current affiliation, ownership, employment or other current

Employment Agreement

form of relationship with both FranExecs Consulting, LLC and Smiling Moose Deli, Inc. shall not be construed in any way as a violation of this provision 5.2.

5.3   Non-solicitation

For a period of two years after termination of Executive's employment, Executive will not induce or attempt to induce, directly or indirectly, any employee of the Company to discontinue his or her employment with the Company for any purpose, nor will Executive interfere with or attempt to interfere with, directly or indirectly, any relationship in any way between the Company and its franchisees, prospective franchisees, and suppliers for any purpose.

6.    Injunctive Relief

Executive recognizes that the breach of any of the covenants or obligations contained in Section 5 may result in irreparable injury to the Company for which there is not adequate remedy at law, and that injury and damages to the Company resulting from a breach may be immeasurable.  Without limiting the rights or remedies, both legal and equitable, available to the Company in the event of an actual or threatened breach, the Company shall be entitled to seek and obtain a temporary restraining order and/or a preliminary or permanent injunction against the Company, without posting a bond or other security, which shall prevent his engaging in any activities prohibited by Section 5, or to seek and obtain such other relief against the Executive as may be required to specifically enforce any of the covenants or obligations contained in Section 5.

7.    Assignment of Inventions

All processes, inventions, patents, copyrights, trademarks, service marks, recipes, propriety products and methods, and other intangible rights (collectively the “Inventions“) that may be conceived or developed by Executive, either alone or with others, during the term of Executive's employment, whether or not conceived or developed during Executive's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Company was used, or that relate at the time of conception or reduction to practice of the Invention to the business of the Company or to Company's actual or demonstrably anticipated research and development, or that result from any work performed by Executive for Company, will be the sole property of Company, and Executive hereby assigns to the Company all of Executive's right, title and interest in and to such Inventions. Executive must disclose to Company all inventions conceived during the term of employment, whether or not the invention constitutes property of Company under the terms of the preceding sentence, but such disclosure will be received by Company in confidence. Executive must execute all documents, including patent applications and assignments, required by Company to establish Company's rights under this Section.

8.    Miscellaneous

8.1    Waiver

The waiver of any breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision of this Agreement.

8.2    Entire Agreement; Modification

Except as otherwise provided in the Agreement and in any option agreement entered into by the Parties, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to Executive from the Company. All modifications to the Agreement must be in writing and signed by the Party against whom enforcement of such modification is sought.

8.3    Notice

Employment Agreement

All notices and other communications under this Agreement must be in writing and must be given by personal delivery, facsimile, nationally recognized overnight courier, such as Federal Express, or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered, the day after shipping if by overnight courier, three days after mailing if by first class mail or upon confirmation if by facsimile, to the respective persons named below:

If to Company:

Spicy Pickle Franchising, Inc.
90 Madison St., Suite 700
Denver, Colorado 80206
       Attn: General Counsel
       Fax: 303-297-1903

If to Executive:
____________________
____________________
____________________
____________________

Any party may change such party's address for notices by notice duly given pursuant to this Section.

8.4    Headings

The Section headings of this Agreement are intended for reference and may not by themselves determine the construction or interpretation of this Agreement.

8.5    Governing Law and Venue

This Agreement shall be governed by the laws of the State of Colorado, without regard to the conflicts of laws principles thereof.  The Parties hereby irrevocably submit to the jurisdiction of the state and federal courts of Colorado, and irrevocably agree that venue for any action or proceeding shall be in the state and federal courts located in Denver County, Colorado.  Both parties waive any objection to the jurisdiction of these courts or to venue in the state and federal courts of Colorado.

8.6    Survival of Company's Obligations

This Agreement will be binding on, and inure to the benefit of, the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as expressly provided in this Agreement, this Agreement may not be assigned either by Company or by Executive.

8.7    Counterparts

This Agreement may be executed in one or more counterparts, all of which taken together will constitute one and the same Agreement.

8.8    Withholdings

All sums payable to Executive under this Agreement will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

8.9    Enforcement

If any portion of this Agreement is determined to be invalid or unenforceable, that portion of this Agreement will be

Employment Agreement

adjusted, rather than voided, to achieve the intent of the parties under this Agreement.

8.10    Indemnification

The Company agrees that it will indemnify and hold the Executive harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of the fact of the Executive's employment hereunder, whether as an officer, employee, agent, fiduciary, director or other official of the Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to be negligent, knowingly fraudulent or deliberately dishonest or to constitute some other type of willful misconduct.

[Signatures are on the following page.]

Employment Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY	EXECUTIVE
Spicy Pickle Franchising, Inc.	Mark Laramie

By:
Name: Presley Reed	an individual
Its: Chairman

Employment Agreement